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                                 EXHIBIT 23.1

                         Independent Auditors' Consent


The Administrative Committee
Consumer Portfolio Services, Inc. 401(k) Plan

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Consumer Portfolio Services, Inc. of our report dated June 24, 1998 relating to the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits of the Consumer Portfolio Services, Inc. 401(k) Plan as of and for the years ended December 31, 1997 and 1996, and all related schedules, which report appears in the December 31, 1997, annual report on Form 11-K of the Consumer Portfolio Services, Inc. 401(k) Plan.

/s/  KPMG Peat Marwick LLP

Orange County, California
June 29, 1998